Exhibit 10.3

Summary of
Compensation Arrangements
with Non-Management Directors

        Directors who are employees of the Company do not receive any compensation for service as Directors. Each non-management Director is paid an annual retainer of $120,000 and fees of $1,500 plus expenses for attendance at each Board meeting. A portion of the annual retainer is paid to the non-management Directors each year in the form of restricted stock. The percentage of the annual retainer to be paid in restricted stock each year is determined by the Corporate Governance/Nominating and Public Policy Committee of the Company’s Board of Directors (the “Committee”). For the 2005 fiscal year, the Committee has determined to pay $75,000 of the annual retainer in restricted stock.

        Each committee chairman is currently paid an annual retainer of $5,000, except the chair of the Audit Committee who is paid an annual retainer of $10,000, and each committee member is paid $1,250 plus expenses for attendance at each committee meeting.

        Directors may elect to defer all or a part of such cash compensation; such deferred amounts are credited with interest quarterly at the prime rate charged by Bank of America, N.A. In the alternative, Directors may elect to have deferred fees converted into units equivalent to shares of Company common stock and their accounts credited with additional units representing dividend equivalents. All deferred fees are payable only in cash.

        The Company has eliminated its Continuing Compensation Plan for Non-Management Directors who assumed office on or after June 4, 2002. A non-management Director who assumed office prior to June 4, 2002, and who serves as a Director for at least five years will, after the later of termination of service as a Director or age 72, receive for life a percentage of the annual $30,000 cash retainer for Directors in effect on June 4, 2002. Such percentage is 50% for five years’ service and increases by 10% for each additional year of service to 100% for ten years’ or more service. In the event that service as a covered Director terminates because of death, the benefit will be paid to the surviving spouse for five years.